Exhibit 99

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results

CHESTERFIELD, MO, August 14, 2015 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2015.

Net sales for the quarter were $12.4 million, a 14.0 percent decrease from the second quarter last year. Net U.S. sales totaled $9.6 million, down from $10.8 million in the second quarter of 2014. Net sales outside of the United States decreased 22.1 percent in the second quarter of 2015 compared to the prior-year quarter. Foreign currency fluctuation accounted for 8.7 percent of the net sales decline outside of the United States. Net sales in Europe declined 30.7 percent in the second quarter of 2015 compared to the prior-year quarter, with foreign currency fluctuation accounting for 6.8 percent of the decline.

The net loss for the second quarter of 2015 was $846,000 or $0.07 per diluted share, compared to a net loss of $289,000 or $0.02 per diluted share in the 2014 second quarter. The loss from operations for the second quarter of 2015 was $1.12 million compared to a loss of $475,000 in the same quarter of 2014.

Net sales for the first six months of 2015 were $27.3 million, which represents a 5.7 percent decrease from the same period in 2014. In the United States, net sales declined 2.0 percent. Reliv’s international net sales decreased 16.5 percent in the first half of 2015 compared with the first half of last year, with 8.3 percent of the decline due to foreign currency fluctuation.

Reliv reported a net loss of $730,000, or $0.06 per diluted share in the first six months of 2015, compared to net loss of $440,000 or $0.03 per diluted share in the same period of 2014.

The loss from operations in the second quarter of 2015 was primarily due to the previously mentioned decrease in net sales.  However, there were two charges impacting the second quarter results that will not impact results going forward. In Mexico, operating costs in the second quarter of 2015 were negatively impacted by a newly implemented value added tax (“VAT”).  The implementation of this new VAT has impacted many nutritional supplement companies in Mexico.  As part of a decree issued by the Mexico treasury department, Reliv entered into an amnesty program during the second quarter of 2015 resulting in an overall VAT implementation pre-tax charge of approximately $130,000.

In Europe, we concluded a long-term performance-based incentive compensation agreement with our senior managers in the region during the second quarter of 2015. We recognized $165,000 in compensation expense during the second quarter of 2015 related to this agreement. This compares to compensation expense recognized under this agreement of $145,000 during the second quarter of 2014.

For the six-month period ended June 30, 2015, Reliv used $108,000 in cash in operating activities. This compares to cash used in operating activities of $1.21 million for the six-month period ended June 30, 2014. Reliv had cash and cash equivalents of $4.50 million as of June 30, 2015. This amount compares to $4.99 million as of December 31, 2014 and $4.93 million as of this date last year.

“While these results are less favorable than we hoped, we have launched new initiatives to implement the training and rewards necessary to turn our sales in a positive direction,” said Robert L. Montgomery, Chairman and Chief Executive Officer. “We have conducted an evaluation process within the company and among our distributor field and have decided to focus messaging and training on simplified and specific steps for our distributors to build a successful business. Early adopters are experiencing business success,” he added.

In May 2015, Reliv launched mobile-ready personal websites for Reliv distributors. “Not only do these sites allow distributors to tell the Reliv story through engaging content and videos, they offer a whole new way to speed up business,” Montgomery said. “For the first time distributors have their own online shopping carts and new distributor sign-up. And since the sites are mobile-ready, distributors can give presentations and complete transactions on the spot — anytime, anywhere. In June 2015, their first full month in operation, personal websites accounted for nearly 40% of all new customer sign-ups. We see this as a positive start to a promising growth opportunity.”

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition along with premium skincare products. Reliv supplements address essential nutrition, weight loss, athletic performance, digestive health, women's health, anti-aging and healthy energy. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, the peptide behind many of soy’s health benefits. The company sells its products through an international network marketing system of independent distributors in 15 countries. Learn more about Reliv at www.reliv.com, or on Facebook, Twitter or YouTube.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, www.reliv.com.

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30	December 31
	2015	2014
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,497,299	$4,989,392
Accounts receivable, less allowances of $25,500 in 2015 and $26,300 in 2014	56,485	265,530
Accounts and note due from employees and distributors	141,089	121,208
Inventories	5,469,510	5,177,465
Other current assets	1,347,537	979,615

Total current assets	11,511,920	11,533,210

Other assets	5,502,820	5,462,855
Intangible assets, net	2,790,711	2,925,775
Net property, plant and equipment	6,721,789	6,925,970

Total Assets	$26,527,240	$26,847,810

Liabilities and Stockholders' Equity

Accounts payable and accrued expenses	$5,294,187	$5,187,057
Current portion of long-term debt	3,794,019	697,423
Long-term debt - noncurrent	647,444	3,547,267
Other noncurrent liabilities	446,023	418,785
Stockholders' equity	16,345,567	16,997,278

Total Liabilities and Stockholders' Equity	$26,527,240	$26,847,810

Consolidated Statements of Operations

	Three months ended June 30		Six months ended June 30
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product sales	$11,442,990	$13,355,370	$25,151,113	$26,661,151
Handling & freight income	1,002,361	1,120,209	2,128,601	2,279,316

Net Sales	12,445,351	14,475,579	27,279,714	28,940,467

Costs and expenses:
Cost of products sold	2,647,755	3,000,412	5,642,704	5,887,262
Distributor royalties and commissions	4,459,577	5,232,967	9,740,324	10,440,254
Selling, general and administrative	6,454,992	6,716,826	12,584,941	13,257,693

Total Costs and Expenses	13,562,324	14,950,205	27,967,969	29,585,209

Loss from operations	(1,116,973)	(474,626)	(688,255)	(644,742)

Other income (expense):
Interest income	30,073	32,148	60,455	68,272
Interest expense	(26,749)	(25,367)	(50,688)	(49,635)
Other income (expense)	15,653	31,079	(155,061)	6,389

Loss before income taxes	(1,097,996)	(436,766)	(833,549)	(619,716)
Benefit from income taxes	(252,000)	(148,000)	(104,000)	(180,000)

Net loss	($845,996)	($288,766)	($729,549)	($439,716)

Loss per common share - Basic	($0.07)	($0.02)	($0.06)	($0.03)
Weighted average shares	12,819,000	12,666,000	12,819,000	12,666,000

Loss per common share - Diluted	($0.07)	($0.02)	($0.06)	($0.03)
Weighted average shares	12,819,000	12,666,000	12,819,000	12,666,000

Cash dividends declared per common share	-	-	-	-

Reliv International, Inc. and Subsidiaries

Net sales by Market

(in thousands)

	Three months ended June 30,				Change From
	2015		2014		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$9,591	77.1%	$10,815	74.7%	$(1,224)	-11.3%
Australia/New Zealand	329	2.6%	429	3.0%	(100)	-23.3%
Canada	335	2.7%	357	2.5%	(22)	-6.2%
Mexico	234	1.9%	190	1.3%	44	23.2%
Europe	1,554	12.5%	2,244	15.5%	(690)	-30.7%
Asia	402	3.2%	441	3.0%	(39)	-8.8%

Consolidated total	$12,445	100.0%	$14,476	100.0%	$(2,031)	-14.0%

Net sales by Market

(in thousands)

	Six months ended June 30,				Change From
	2015		2014		Prior Year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$21,071	77.2%	$21,507	74.3%	$(436)	-2.0%
Australia/New Zealand	701	2.6%	861	3.0%	(160)	-18.6%
Canada	768	2.8%	647	2.2%	121	18.7%
Mexico	431	1.6%	415	1.4%	16	3.9%
Europe	3,348	12.3%	4,573	15.8%	(1,225)	-26.8%
Asia	961	3.5%	937	3.3%	24	2.6%

Consolidated total	$27,280	100.0%	$28,940	100.0%	$(1,660)	-5.7%

The following table sets forth, as of June 30, 2015 and 2014, the number of our active distributors and Master Affiliates and above. The total number of active distributors includes Master Affiliates and above.  We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have  attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.   The active distributor count for Europe includes our preferred customers in France.  This program began in mid-2013 and the Europe active distributor count as of June 30, 2015 and 2014 includes France preferred customers of 3,218 and 2,630, respectively.

Active Distributors and Master Affiliates and above by Market

	As of 6/30/2015		As of 6/30/2014		Change in %
	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above	Total Active Distributors	Master Affiliates and Above

United States	33,760	4,330	36,440	5,170	-7.4%	-16.2%
Australia/New Zealand	1,230	130	1,300	150	-5.4%	-13.3%
Canada	1,250	220	1,270	250	-1.6%	-12.0%
Mexico	1,220	100	1,130	140	8.0%	-28.6%
Europe	6,810	650	8,190	880	-16.8%	-26.1%
Asia	2,300	270	2,370	330	-3.0%	-18.2%

Consolidated total	46,570	5,700	50,700	6,920	-8.1%	-17.6%